UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2012

Dollar General Corporation
(Exact name of registrant as specified in its charter)

Tennessee	001-11421	61-0502302
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Mission Ridge Goodlettsville, Tennessee	37072
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (615) 855-4000

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02

DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On April 16, 2012, the Company entered into a new employment agreement with each of David Tehle, Executive Vice President and Chief Financial Officer and Susan S. Lanigan, Executive Vice President and General Counsel, effective April 1, 2012 (the “Employment Agreements”). The initial term of each of the Employment Agreements extends until March 31, 2015 unless earlier terminated in accordance with the provisions of the applicable Employment Agreement. The Employment Agreements replace the employment agreements that were in place between the Company and each of Mr. Tehle and Ms. Lanigan.

Upon the end of the initial term, each of the Employment Agreements will be automatically extended from month to month, for up to six months, unless the Company gives written notice within the time frame set forth in the Employment Agreement of the intent not to extend the term, or unless the Company replaces the Employment Agreement with a new agreement or, in writing, extends or renews the term for a period that is longer than six months from the expiration of the original term.

Each of the Employment Agreements provides for a minimum annual base salary ($678,865 for Mr. Tehle and $554,580 for Ms. Lanigan), and provides that incentive compensation for each of Mr. Tehle and Ms. Lanigan shall be determined and paid under the Company’s annual bonus program for officers at each such officer’s applicable grade level, as it may be amended from time to time, based on criteria established by the Board, its Compensation Committee and/or the CEO, as applicable, in accordance with the terms and conditions of the annual bonus program for officers. Each of the Employment Agreements also provides that Mr. Tehle and Ms. Lanigan, as applicable, shall be entitled to receive such other executive perquisites, fringe and other benefits as are provided to officers at the same grade level as the applicable officer under any of the Company’s plans and/or programs in effect from time to time, that Mr. Tehle and Ms. Lanigan, as applicable (and, where applicable, his or her eligible dependents), shall be eligible to participate in those various Company welfare benefit plans, practices and policies in place during the term of the Employment Agreement (including, without limitation, medical, pharmacy, dental, vision, disability, employee life, accidental death and travel accident insurance plans and other programs, if any) to the extent allowed under and in accordance with the terms of those plans, and that Mr. Tehle and Ms. Lanigan, as applicable, shall be eligible to participate (with limited exceptions), pursuant to their terms, in any other benefit plans the Company offers to similarly-situated officers or other employees from time to time during the term of the Employment Agreement.

Each of the Employment Agreements specifies the payments and benefits to be provided if the employment of Mr. Tehle or Ms. Lanigan, as applicable, is terminated voluntarily or involuntarily under various scenarios described in the Employment Agreement, including death, disability, termination with or without cause, and termination with or without good reason. Each of the Employment Agreements also provides for various customary business protection provisions, including non-competition, non-solicitation, non-interference, non-disparagement, and confidentiality and non-disclosure provisions.

Prior to March 31, 2015, if Mr. Tehle or Ms. Lanigan, as applicable, becomes entitled to receive payments and benefits (such payments and benefits, the “Total Payments”) that are considered “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and such Total Payments are therefore subject to the excise tax imposed by Section 4999 of the Code (such tax, an “Excise Tax”), each of the Employment Agreements provides that Mr. Tehle or Ms. Lanigan, as applicable, will be entitled to receive a gross-up payment in an amount such that, after paying all taxes (including the excise tax), the applicable officer retains an amount of the gross-up payment equal to the excise tax (such final amount, the “Take Home Amount”). However, if (i) the Total Payments can be reduced to an amount which maximizes the present value of the Total Payments, but would not trigger the imposition of the Excise Tax (such amount, the “Reduced Amount”) and (ii) the net after-tax benefit to Mr. Tehle or Ms. Lanigan, as applicable, of the Take Home Amount is less than $50,000 greater than the net after-tax benefit of the Reduced Amount, the applicable officer will not receive the gross-up payment and will instead receive the Reduced Amount. During any term of each of the Employment Agreements after March 31, 2015, if any Total Payments that become due to Mr. Tehle or Ms. Lanigan, as applicable, constitute “parachute payments” and would be subject to an Excise Tax, Mr. Tehle or Ms. Lanigan, as applicable, will not receive a gross-up payment and such Total Payments will instead be reduced such that no Excise Tax would be imposed.

The foregoing description of the terms of the Employment Agreements is not a complete summary of such terms, and reference is made to the complete text of the Employment Agreements which are attached hereto as Exhibits 99.1 and 99.2 and incorporated by reference herein.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)

Financial statements of businesses acquired.  N/A

(b)

Pro forma financial information.  N/A

(c)

Shell company transactions.  N/A

(d)

Exhibits.  See Exhibit Index immediately following the signature page hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:

April 19, 2012

DOLLAR GENERAL CORPORATION

By:

/s/ Susan S. Lanigan

Susan S. Lanigan

Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Employment Agreement effective April 1, 2012, by and between Dollar General Corporation and David M. Tehle
99.2	Employment Agreement effective April 1, 2012, by and between Dollar General Corporation and Susan S. Lanigan

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